Exhibit 4.1

CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS OF
SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK

      Pursuant to Section 151(g) of the Delaware General Corporation Law, I, Richard Grey, Secretary of CENTURA SOFTWARE CORPORATION, a Delaware corporation (the "Corporation"), hereby certify that the following is a true and correct copy of a resolution duly adopted by the Corporation's Board of Directors at a meeting held on December 9, 1999, at which a quorum was present and acting throughout, and that said resolution has not been rescinded or amended and is in full force and effect at the date hereof:

RESOLVED, that pursuant to the authority expressly granted to and vested in the Corporation's Board of Directors by the Certificate of Incorporation of the Corporation, as amended to date, the Board of Directors hereby creates a series of Preferred Stock of the Corporation, par value $.01 per share, to be designated "Series A Cumulative Convertible Preferred Stock" (hereinafter referred to as the "Preferred Stock") and to consist of eighteen thousand five hundred (18,500) shares, with an initial stated value of $1,000 per share (the "Stated Value"), and hereby fixes the voting powers, designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of the Preferred Stock, as follows:

      1. Dividends. (a) Each share of Preferred Stock shall be entitled to receive, in preference to the holders of Junior Securities (as defined herein), cumulative annual dividends at the rate of 4.5% per annum on the Aggregate Value (as defined herein) thereof. Such dividends shall be due and payable quarterly in arrears on the last day of March, June, September and December of each year (each, a "Dividend Payment Date"), commencing on March 31, 2000. Dividends shall accumulate daily on each share of Preferred Stock from the Issuance Date (as defined herein), whether or not earned or declared, until such share of Preferred Stock has been converted or redeemed as herein provided. To the extent dividends are not paid on the applicable Dividend Payment Date, such dividends shall be cumulative and shall compound quarterly until the date of payment of such dividend. The dividends so payable will be paid to the person in whose name the applicable shares of Preferred Stock (or one or more predecessor shares) are registered on the records of the Company regarding registration and transfers of the Preferred Stock (the "Preferred Stock Register"); provided, however, that the Company's obligation to a transferee of a share of Preferred Stock arises only if such transfer, sale or other disposition is made in accordance with the terms and conditions hereof and the Subscription Agreement, dated as of the Issuance Date, by and between the Company and the Subscribers set forth on the signature pages thereof (the "Subscription Agreement").

(b) The dividends are payable in such coin or currency of the United States of America as at the time of payment is legal tender, to the person in whose name the applicable share(s) of Preferred Stock is duly registered on the Preferred Stock Register (the "Holder") on the tenth calendar day prior to the applicable Dividend Payment Date and at the address last appearing on the Preferred Stock Register as designated in writing by such Holder thereof from time to time; provided, however, that, in lieu of paying such dividends in coin or currency, the Company may, at its option, in full or in part, pay dividends on the shares of Preferred Stock on any Dividend Payment Date by increasing the Aggregate Value of the Preferred Stock by the amount of such dividend such that the sum of (i) the amount of such increase in the Aggregate Value and (ii) the amount of cash dividend paid in part, if any, is equal to the amount of the cash dividend which would otherwise be paid on such Dividend Payment Date if such dividend were paid entirely in cash. Any such increase in the Aggregate Value (plus the amount of cash dividend, if any, paid together therewith) shall constitute full payment of such dividend. When any dividend is added to the Aggregate Value, such dividend shall, for all purposes of the Preferred Stock, be deemed to be part of the Aggregate Value for purposes of determining dividends thereafter payable hereunder and amounts thereafter convertible into Common Stock hereunder, and all references herein to the Aggregate Value shall mean the Aggregate Value, as adjusted pursuant to these provisions.

(c) If the Company shall elect to pay any part of a dividend by increasing the Aggregate Value as described in Paragraph 2(b), the Company will provide notice setting forth the new Aggregate Value to each Holder (a "Dividend Notice") on or prior to the applicable Dividend Payment Date.

(d) If the cash dividends due hereunder are not paid or the Dividend Notice is not delivered to each Holder within ten (10) calendar days after the applicable Dividend Payment Date, the Company shall no longer have the right to choose the method by which dividends are paid, and each Holder may elect either cash dividends or dividends payable by increasing the Aggregate Value.

(e) Except as specifically provided herein, an election by the Company to pay dividends, in full or in part, in cash on any Dividend Payment Date shall not preclude the Company from electing any other available alternative in respect of all or any portion of any subsequent dividend.

(f) Provided that the total Stated Value of all the then outstanding shares of Preferred Stock is in excess of $2,800,000, no dividends, including, without limitation, dividends or distributions paid in shares of, or options, warrants or rights to subscribe for, or purchase shares of, equity securities of the Company to which the Preferred Stock ranks prior (whether with respect to dividends or upon liquidation, dissolution, winding up or otherwise), including the Common Stock (collectively, the "Junior Securities") or on parity (whether with respect to dividends or upon liquidation, dissolution, winding up or otherwise) (collectively, the "Parity Securities"), shall be declared or paid or set apart for payment or other distribution upon the Junior Securities or the Parity Securities, nor shall any Junior Securities or Parity Securities be redeemed, purchased or otherwise acquired for any consideration (or any monies to be paid to, or made available for, a sinking fund for the redemption of any shares of any such stock) by the Company, directly or indirectly (except by conversion to, or exchange for, Junior Securities or Parity Securities, respectively).

      2. Preferred Rank. (a) All shares of Junior Securities shall be of junior rank and subject to all shares of Preferred Stock in respect of dividend rights and preferences as to distributions and payments upon the liquidation, dissolution, winding up or otherwise of the Company.

(b) Provided that the total Stated Value of all the then outstanding shares of Preferred Stock is in excess of $2,800,000, the Company shall not hereafter, without the prior express written consent of the Holders of not less than two-thirds (2/3) of the then outstanding shares of Preferred Stock, (i) issue any additional shares of Preferred Stock; (ii) authorize or issue any capital stock that ranks senior to the Preferred Stock in respect of dividend rights or the preferences as to distributions and payments upon the liquidation, dissolution, winding up or otherwise of the Company, (iii) authorize or issue any Parity Securities with terms and conditions more favorable than the terms herein, or (iv) authorize or make any amendment to the Company's Certificate of Incorporation or By-laws, or file any resolution of the Board of Directors of the Company with the Secretary of State of the State of Delaware containing any provisions, which, in the case of clause (iv), would adversely affect or otherwise impair the rights or relative priority of the Holders of the shares of Preferred Stock relative to the holders of Parity Securities, the holders of Junior Securities or the holders of any other class of capital stock.

(c) In the event of the merger, consolidation or other business combination of the Company with or into another corporation, the Preferred Stock shall maintain its relative powers, designations and preferences provided for herein and no merger, consolidation or other business combination shall result in a treatment that is inconsistent therewith.

      3. Transfers. The shares of Preferred Stock have been issued subject to investment representations of the original purchaser of such shares and may be transferred or exchanged only in compliance with the Securities Act of 1933, as amended (the "Act"), and applicable state securities laws. Prior to due presentment for transfer of each share of Preferred Stock, the Company may treat the Holder as the owner thereof for the purpose of receiving payments as herein provided and all other purposes, and the Company shall not be affected by notice to the contrary.

      4. Definitions. For purposes hereof the following definitions shall apply:

      "Aggregate Value" shall mean for each share of Preferred Stock the sum of (a) the Stated Value thereof, plus (b) accumulated but unpaid dividends thereon (whether or not earned or declared).

      "Ceiling Price" shall mean $5.82; provided, however, that if, at any time after the Issuance Date (provided that the total Stated Value of all the then outstanding shares of Preferred Stock is in excess of $2,800,000), the Company offers, sells, contracts to sell or otherwise issues or agrees to issue any Derivative Securities of the Company in a private placement transaction (other than (i) pursuant to any stock or option or similar equity-based compensation plan for employees, officers, directors or consultants or (ii) up to 250,000 warrants in any twelve (12) month period on a cumulative basis that are not compensatory in nature), with a maximum conversion price per share of Common Stock of an amount less than the Ceiling Price, then the "Ceiling Price" shall mean such lower conversion price or offer price per share for the Preferred Stock not yet converted. The Ceiling Price shall also be subject to adjustment from time to time ratably for any events set forth in Paragraphs 6 and 10 hereof.

      "Closing Price" shall mean the price of one share of Common Stock determined as follows:

(a) If the Common Stock is quoted on the Nasdaq National Market or The Nasdaq SmallCap Market, the closing bid price, as reported by Bloomberg, L.P. on the date of valuation (or, if there is no closing bid price for such date, the most recent previous closing bid price);

(b) If the Common Stock is listed on a national securities exchange, the last reported closing bid price on such exchange on the date of valuation (or, if there is no last reported closing bid price on that date, the most recent previous closing bid price);

(c) If neither (a) nor (b) apply, but the Common Stock is quoted in the over-the-counter market on the pink sheets or bulletin board, the closing bid price on the date of valuation; and

(d) If none of clause (a), (b) or (c) above applies, the market value as determined by a nationally recognized investment banking firm or other nationally recognized financial advisor retained in good faith by the Board of Directors of the Company for such purpose, taking into consideration among other factors, the earnings history, book value and prospects for the Company, and the prices at which shares or Common Stock recently have been traded. Such determination shall be conclusive and binding on all persons.

      "Common Stock" shall mean the common stock, par value $0.01 per share, of the Company, and any stock into which such Common Stock may hereafter be changed.

      "Company-Directed Period" shall mean the period beginning on the date which is ten (10) business days after the Registration Statement has been declared effective by the SEC and ending on and including the date which is ten (10) months after the Issuance Date. .

      "Conversion Period Conversion Price" shall mean the lowest of the daily weighted average trading prices on the Principal Market as reported by Bloomberg, L.P. (on the VAP function) during the Valuation Period.

      "Conversion Price" shall mean (a) the Ceiling Price or (b) during any Company Election Conversion Period or if the Company breaches or fails to comply with Section 5.19 of the Subscription Agreement, an amount that is equal to the lesser of (i) the Ceiling Price and (ii) the Conversion Period Conversion Price, in each case, subject to adjustment as provided herein.

      "Conversion Rate" shall mean the number of shares of Common Stock issuable upon conversion of each share of Preferred Stock determined by the application of the following formula where D equals the accumulated but unpaid dividends (whether or not declared) for each share of Preferred Stock (not previously added to the Stated Value pursuant to Paragraph 1 hereof) as of the Holder Conversion Date (as defined in Paragraph 7):

      Stated Value + D
      Conversion Price

      "Derivative Securities" shall mean securities of the Company which are, directly or indirectly, convertible into or exercisable or exchangeable for Common Stock.

      "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

      "Initial Shares" shall mean the up to Twelve Thousand Five Hundred (12,500) shares of Preferred Stock issuable pursuant to Section 1.1 of the Subscription Agreement.

      "Initial Issuance Date" shall mean December 30, 1999.

      "Issuance Date" shall mean (a) with respect to the Initial Shares, the Initial Issuance Date and (b) with respect to the Subsequent Shares, the Subsequent Issuance Date.

      "Person" means and includes an individual, a partnership, a joint venture, a corporation, a company, a limited liability company, a trust, an unincorporated organization and a government or any department or agency thereof.

      "Principal Market" means The Nasdaq SmallCap Market, or if the Common Stock is not traded on The Nasdaq SmallCap Market, then the principal securities exchange or trading market for the Common Stock.

      "Registration Rights Agreement" shall mean the Registration Rights Agreement, dated as of the Issuance Date, by and between the Company and the Purchasers named therein.

      "Registration Statement" shall mean the registration statement on Form S-3 filed by the Company with the SEC to register the shares of Common Stock issuable upon conversion of shares of Preferred Stock.

      "SEC" shall mean the Securities and Exchange Commission and any successor entity thereto.

      "Subsequent Issuance Date" shall mean the initial date of issuance of the Subsequent Shares.

      "Subsequent Shares" shall mean the up to Six Thousand (6,000) shares of Preferred Stock issuable upon the exercise of the Call Option (as defined in the Subscription Agreement) pursuant to Section 1.2 of the Subscription Agreement.

      "Triggering Event" means the occurrence of any of the following events:

(a) the Common Stock is either delisted or suspended from trading on The Nasdaq SmallCap Market, the Nasdaq National Market, The New York Stock Exchange, Inc. or The American Stock Exchange, Inc. for a period of ten (10) consecutive trading days (excluding disruptions from business announcements that result in any halt(s) in trading of not more than one day on each occasion), and other than as a result of the suspension of trading in securities on such market in general; or

(b) the Company is ineligible to use Form S-3 or is required to use a different form of registration statement to register the shares of Common Stock issuable upon conversion of shares of Preferred Stock with the SEC, which shares of Common Stock are then required to be registered pursuant to the terms of the Registration Rights Agreement; or

(c) (i) the failure of the Registration Statement to be declared effective by the SEC on or prior to the date that is 150 days from the Issuance Date, or (ii) while the Registration Statement is required to be maintained effective pursuant to the terms of the Registration Rights Agreement, the effectiveness of the Registration Statement lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to the holder of the shares of Preferred Stock for sale of all of the Registrable Securities (as defined in the Registration Rights Agreement) in accordance with the terms of the Registration Rights Agreement, and such lapse or unavailability continues for a period of ten (10) consecutive trading days or for more than an aggregate of forty-five (45) trading days in any 365-day period; or

(d) notice by the Company or by the Company's transfer agent (which notice, in the case of the transfer agent, has not been revoked within three (3) business days after notice to the Company) to any holder of shares of Preferred Stock, including by way of public announcement, at any time, of its intention not to comply with a request for conversion of any shares of Preferred Stock into shares of Common Stock that are tendered in accordance with the provisions of this Certificate of Designations; or

(e) a Conversion Default (as defined in Paragraph 12(b)); or

(f) the Company shall not have complied with Section 5.15 of the Subscription Agreement or shall not have received the requisite stockholder approval at the stockholder meeting contemplated by Section 5.15 of the Subscription Agreement; or

(g) any uninsured money judgment not subject to further appeal (including any arbitration award, but only if reduced to a judgment), writ or warrant of attachment, or similar process in excess of Two Million Dollars ($2,000,000) in the aggregate shall be entered or filed against the Company, its subsidiaries or any of their properties or other assets and which shall remain unpaid, unvacated, unbonded or unstayed for a period of sixty (60) days or in any event later than ten (10) days prior to the date of any proposed sale thereunder; or

(h) the Company shall not be in compliance with, or the Company shall have breached any of the provisions of, this Certificate of Designations, the Subscription Agreement, the Warrants, the Registration Rights Agreement or any other document, certificate, agreement or other instrument delivered in connection with the transactions contemplated hereby and thereby, except in the case of a failure to comply with or a breach which is curable, only if such failure to comply or breach continues for a period of at least ten (10) days after notice to the Company.

      "Valuation Period" shall mean the ten (10) trading days immediately preceding and including the Holder Conversion Date (as defined herein), subject to adjustment from time to time ratably for any events set forth in Paragraph 10 hereof that occur during such ten (10) trading day period.

      5. Paragraph 5 Transactions. If at any time (i) there occurs any merger, consolidation or other business combination of the Company, with or into any other corporation, entity or person (whether or not the Company is the surviving corporation) or there occurs any other corporate reorganization or transaction or series of related transactions, and as a result thereof the shareholders of the Company pursuant to such merger, consolidation, reorganization or other transaction own in the aggregate less than 50% of the voting power and common equity of the ultimate parent corporation or other entity surviving or resulting from such merger, consolidation, reorganization or other transaction, (ii) the Company transfers all or substantially all of the Company's assets to another corporation or other entity or person, or (iii) a purchase, tender or exchange offer is made to and accepted by the holders of more than 50% of the outstanding shares of Common Stock (each of the foregoing items (i) to (iii), a "Paragraph 5 Transaction"), then the Holders of the Preferred Stock then outstanding may participate in any such transaction as a class with the common stockholders on the same basis as if the Preferred Stock had been converted one day prior to the announcement date (or record date for such distribution, dividend or offer) of such transaction. In the case of item (iii) above, the Company shall provide written notice by facsimile to each Holder one (1) business day following the effective date of the purchase, tender or exchange offer, and each Holder shall have three (3) business days to elect to participate in such transaction by providing written notice by facsimile to the Company.

      6. Redemption

(a) Optional Redemption Upon a Paragraph 5 Transaction. At the option of each Holder, the Company shall redeem all or any portion of such Holder's outstanding shares of Preferred Stock effective as of the effective date of a Paragraph 5 Transaction, and the Holder shall be entitled to receive on the specified redemption date a redemption price per share of Preferred Stock being redeemed equal to 112.5% of the Aggregate Value at the effective date of the Paragraph 5 Transaction. Each Holder shall be entitled to make an election for redemption by giving written notice, in the form of EXHIBIT 1 hereto (the "Redemption Notice") by facsimile (with the original of such notice forwarded with the foregoing courier) to the Company at such office to the effect that such Holder elects to have redeemed the number of shares of Preferred Stock (plus accumulated but unpaid dividends thereon, whether or not earned or declared) specified therein, at any time up to five (5) days prior to the effective date of any Paragraph 5 Transaction; provided, however, at the discretion of such Holder, such Holder may, at any time, elect to convert its shares of Preferred Stock into fully paid, validly issued and nonassessable shares of Common Stock in accordance with the terms of Paragraph 7 hereof, for such number of shares of Common Stock as determined by the application of the Conversion Rate so long as the Company has not redeemed such shares of Preferred Stock.

(b) Optional Redemption Upon a Triggering Event. At the option of each Holder, the Company shall redeem all or any portion of such Holder's outstanding shares of Preferred Stock effective as of the date of the occurrence of a Triggering Event, and the Holder shall be entitled to receive on the specified redemption date a redemption price per share of Preferred Stock being redeemed equal to 125% of the Aggregate Value as of the effective date of the Triggering Event. Each Holder shall be entitled to make an election for redemption at any time following thirty (30) days after the occurrence of a Triggering Event by giving the Redemption Notice by facsimile (with the original of such notice forwarded with the foregoing courier) to the Company at such office to the effect that such Holder elects to have redeemed the number of shares of Preferred Stock specified therein; provided, however, at the discretion of such Holder, such Holder may, at any time, elect to convert its shares of Preferred Stock into fully paid, validly issued and nonassessable shares of Common Stock in accordance with the terms of Paragraph 7 hereof, for such number of shares of Common Stock as determined by the application of the Conversion Rate so long as the Company has not redeemed such shares of Preferred Stock. If there is a Triggering Event pursuant to subsection (f) of the definition of Triggering Event, this Paragraph 6(b) shall only apply to the outstanding shares of Preferred Stock representing greater than 19.99% of the outstanding Common Stock of the Company. In addition to the foregoing, upon the occurrence of a Triggering Event, the Holders shall have the right to receive a 2.0% reduction in the Conversion Price of the Preferred Stock for each thirty (30) day period (or part thereof) following a Triggering Event, but in no event shall such reduction exceed 6.0%.

(c) Redemption at the Option of the Company. The Company may, at its option, at any time, redeem the outstanding shares of Preferred Stock at a redemption price per share of Preferred Stock being redeemed equal to 121% of the Aggregate Value as of the date upon which the redemption is to be made (the "Company Redemption Price"); provided, however, at the discretion of such Holder, such Holder may, at any time, elect to convert its shares of Preferred Stock into fully paid, validly issued and nonassessable shares of Common Stock in accordance with the terms of Paragraph 7 hereof, for such number of shares of Common Stock as determined by the application of the Conversion Rate so long as the Company has not redeemed such shares of Preferred Stock. If the Company redeems any shares of Preferred Stock pursuant to this Paragraph, it must redeem all of the shares of Preferred Stock. The Company shall give notice of redemption in the form of EXHIBIT 2, pursuant to this Paragraph, signed on behalf of the Company by its President to the holders of the shares of Preferred Stock not less than forty-five (45) days prior to the date upon which the redemption is to be made pursuant to this Paragraph (the "Company Redemption Notice"), specifying (i) the Company Redemption Price, and (ii) the date of such redemption. The Company Redemption Notice having been so given, the amount of the Company Redemption Price of the shares of Preferred Stock shall become due and payable on the specified redemption date.

(d) Mechanics of Redemption.

(i) In order to redeem any shares of Preferred Stock (in whole or in part), the applicable Holder shall surrender the stock certificate(s) representing the shares of Preferred Stock to be redeemed, by either overnight courier or two-day courier, to the principal office of the Company, provided, however, that the Company shall not be obligated to pay the applicable redemption price unless either the stock certificate(s) evidencing the shares of Preferred Stock being redeemed is delivered to the Company as provided above, or if the Holder notifies the Company that such certificate(s) has been lost, stolen or destroyed and follows such procedures as are set forth in Paragraph 20. If fewer than all the shares represented by such certificate or certificates are to be redeemed, the Company shall issue and deliver to or on the order of the holder thereof, at the expense of the Company, a new certificate or certificates representing the unredeemed shares, to the same extent as if the certificate theretofore representing such unredeemed shares had not been surrendered on redemption.

(ii) The Company shall pay the applicable redemption price on the date of redemption set forth on the Redemption Notice or Company Redemption Notice and after receipt by the Company of such stock certificate(s) evidencing the shares of Preferred Stock being redeemed, or after receipt of such agreement and indemnification set forth in Paragraph 20, to such Holder, together with, if appropriate, a stock certificate evidencing the number of shares of Preferred Stock covered by the submitted stock certificate(s) not submitted for redemption; provided that in the case where more than one Holder submits shares of Preferred Stock for redemption simultaneously and the Company is unable to redeem all shares of Preferred Stock submitted for such redemption, the Company shall redeem an amount from each Holder equal to each Holder's pro rata amount (based on the number of shares of Preferred Stock held by each Holder relative to the number of shares of Preferred Stock outstanding) of all shares of Preferred Stock being redeemed.

(iii) If the Company shall fail to redeem all of the shares of Preferred Stock submitted for redemption, in addition to any remedy each Holder may have under this Certificate of Designations, the Subscription Agreement and the Registration Rights Agreement, the applicable redemption price payable in respect of such unredeemed shares of Preferred Stock shall bear interest at the rate of 2.0% for the first three thirty (30) day periods after the required date of payment of the redemption price and 1.0% for each thirty (30) day period thereafter (in each case, pro rated for partial periods) until such redemption price is paid in full or the maximum rate permitted by law (which amount shall be paid as liquidated damages and not as a penalty). Until the Company pays such unpaid redemption price in full to a Holder, such Holder shall have the option, in lieu of redemption, but not in limitation of its rights to receive interest as liquidated damages or any other remedy such Holder may have under law, this Certificate of Designations, the Subscription Agreement and the Registration Rights Agreement, to require the Company to promptly return to such Holder all of the shares of Preferred Stock submitted for redemption by such Holder and for which the applicable redemption price has not been paid, by sending written notice thereof to the Company via facsimile (a "Revocation Notice"). Upon the Company's receipt of such Revocation Notice and prior to payment in full of the applicable redemption price to such Holder, (i) the Redemption Notice shall be null and void with respect to those shares of Preferred Stock submitted for redemption and for which the applicable redemption price has not been paid, (ii) the Company shall immediately return any shares of Preferred Stock submitted to the Company for redemption for which the applicable redemption price has not been paid, and (iii) the Ceiling Price of those returned shares shall be converted to the lesser of (A) the Ceiling Price prior to the date of the Revocation Notice or (B) 90% of the Conversion Period Conversion Price.

(e) Notwithstanding the foregoing, in the event of a dispute as to the determination of the calculation of the applicable redemption price, the amount of the redemption price that is not in dispute shall be promptly paid to the Holder in accordance with Paragraph 5(d)(i) hereof. The Holder shall then be entitled, within sixty (60) days of receipt of either the Redemption Certificate or Redemption Notice, to submit such dispute to the American Arbitration Association for resolution according to the then applicable rules thereof, which determination shall be final and binding on all parties. If it shall be determined that a Holder shall receive additional monies in respect of such redemption, the Company shall deliver to such Holder such amount within three (3) business days of written notice of such determination. The cost of such proceeding shall be borne by the Company, except that the prevailing party, as determined by the arbitrator presiding over the arbitration, shall be entitled to recover reasonable attorneys' fees, in addition to other costs and expenses and any other available remedy.

      7. Conversion at the Option of the Holder. Subject to the limitations of Paragraph 15, the Holder shall have the following conversion rights:

(a) Holder's Right to Convert. Subject to the restrictions set forth below, shares of Preferred Stock shall be convertible, in whole or in part, at any time at the option of the Holder thereof, into fully paid, validly issued and nonassessable shares of Common Stock in accordance with the terms herein for such number of shares of Common Stock as determined by the application of the Conversion Rate.

(b) Mechanics of Conversion. In order to convert any shares of Preferred Stock (in whole or in part) into full shares of Common Stock, the applicable Holder shall surrender the stock certificate(s) representing the shares of Preferred Stock to be converted, by either overnight courier or two-day courier, to the principal office of the Company, and shall give written notice in the form of EXHIBIT 3 (the "Conversion Notice") by facsimile (with the original of such notice forwarded with the foregoing courier) to the Company at such office to the effect that such Holder elects to have converted the number of shares of Preferred Stock (plus accumulated but unpaid dividends thereon) specified therein; provided, however, that the Company shall not be obligated to issue stock certificate(s) evidencing shares of Common Stock issuable upon such conversion unless either the stock certificate(s) evidencing the shares of Preferred Stock being converted is delivered to the Company as provided above, or if the Holder notifies the Company that such certificate(s) has been lost, stolen or destroyed, such Holder follows such procedures as are set forth in Paragraph 20. If fewer than all the shares represented by such certificate or certificates are to be converted, the Company shall within three (3) business days issue and deliver to or on the order of the Holder thereof, at the expense of the Company, a new certificate or certificates representing the unconverted shares, to the same extent as if the certificate theretofore representing such unconverted shares had not been surrendered on conversion. The effective date of conversion (the "Holder Conversion Date") shall be deemed to be the date on which the Company receives by facsimile the Conversion Notice.

(c) The Company shall use its best efforts to issue and deliver within three (3) business days after receipt by the Company of such stock certificate(s) evidencing the shares of Preferred Stock being converted, or after receipt of the affidavit, agreement and indemnification as set forth in Paragraph 20, to such Holder, or to its designee, certificates for the number of shares of Common Stock to which such Holder shall be entitled hereunder or, if requested by the Holder, issue such shares in electronic format (i.e., DWAC), together with a certificate, certified by an appropriate officer of the Company, setting forth the calculation of the Conversion Rate and, if appropriate, a stock certificate evidencing the number of shares of Preferred Stock covered by the submitted for conversion. The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on the Holder Conversion Date.

(d) Each certificate representing shares of Preferred Stock surrendered to the Company for conversion pursuant to this Paragraph 7 shall, on the Holder Conversion Date and subject to issuance of the shares of Common Stock issuable upon conversion thereof, be canceled and retired by the Company. Upon issuance of the shares of Common Stock issuable upon conversion of the Preferred Stock pursuant to this Paragraph 7, the shares of Preferred Stock formerly represented thereby shall be deemed to be canceled and shall no longer be considered to be issued and outstanding for any purpose, including without limitation, for purposes of accumulating dividends thereon. Such shares of Preferred Stock shall be retired and shall not be subject to reissuance by the Company.

      8. Conversion at the Company's Election. On any date during the Company-Directed Period, the Company shall have the right, in its sole discretion, to require that some or all of the outstanding shares of Preferred Stock be converted (a "Company Conversion Election") into fully paid, validly issued and nonassessable shares of Common Stock in accordance with the terms herein for such number of shares of Common Stock as determined by the application of the Conversion Rate. The Company shall exercise the Company Conversion Election by providing each Holder telephonic notice and written notice in the form of EXHIBIT 4 (a "Company Election Conversion Notice") by facsimile and electronic mail setting forth (a) the Aggregate Value of the shares of Preferred Stock the Company has selected for conversion, (b) the period selected by the Company for conversion (a "Company Election Conversion Period"), which Company Election Conversion Period shall be not less than ten (10) business days or more than fifty (50) business days and shall, in any event, expire upon conversion of all shares of Preferred Stock specified in the Company Election Conversion Notice, (c) the date on which the Company Election Conversion Period shall commence which shall be two (2) business days after the date of the Company Election Conversion Period (a "Company Election Conversion Period Commencement Date"), and (d) each Holder's Pro Rata Conversion Amount (as defined below). Subject to the last sentence of this Paragraph 8, a Company Conversion Election Period shall not exceed beyond the expiration of the Company-Directed Period. If the Company elects to require conversion of some, but not all, of such shares of Preferred Stock then outstanding, the Company shall require conversion of the pro rata amount from each Holder based on the Stated Value of the shares of Preferred Stock purchased by such Holder (or its predecessor) relative to the total Stated Value of the number of shares of Preferred Stock purchased on the Issuance Date (such amount with respect to each Holder being referred to herein as its "Pro Rata Conversion Amount"). Each Holder shall, during the Company Election Conversion Period, deliver one or more Conversion Notices in accordance with Paragraph 7(b), which one or more Conversion Notices shall relate to an aggregate number of shares of Preferred Stock having an Aggregate Value equal to such Holder's Pro Rata Conversion Amount. Upon the expiration of the Company Election Conversion Period, each Holder will be deemed to have submitted a Conversion Notice (as of the last day of the Company Election Conversion Period) in accordance with Paragraph 7(b) for a number of shares of Preferred Stock having an Aggregate Value equal to (a) such holder's Pro Rata Conversion Amount minus (b) the number of shares of Preferred Stock previously converted by such Holder during the Company Election Conversion Period; provided, however, in no event shall any Holder be required to convert during any Company Election Conversion Period shares of Preferred Stock having an Aggregate Value in excess of such Holder's pro rata portion (determined in the same manner as the Pro Rata Conversion Amount above) of 10% of the aggregate trading volume of the Common Stock on the Principal Market (as reported by Bloomberg, L.P.) during the Company Election Conversion Period.

      Notwithstanding any other provision of this Certificate of Designations, if the Company delivers a Blocking Notice (as defined in the Registration Rights Agreement) during a Company Election Conversion Period, such Company Election Conversion Period shall terminate and the Holders shall not be obligated to continue to convert any shares of Preferred Stock for such Company Election Conversion Period; provided, however, any Holder may elect, in its sole discretion, to convert its Pro Rata Conversion Amount as if the Company Election Conversion Period were still in effect. In any event, once the Blocking Notice has been withdrawn, the Company may deliver an additional Company Election Conversion Notice and commence a new Company Election Conversion Period.

      The Company shall not be permitted to deliver a Company Election Conversion Notice during any Company Election Conversion Period.

      Notwithstanding any other provision of this Certificate of Designations, upon the expiration of the Company-Directed Period, the Company shall be deemed to have provided a Company Election Conversion Notice and to have commenced a Company Election Conversion Period, which Company Election Conversion Period will continue in effect through and including the Maturity Date.

      9. Maturity.

(a) On the date that is the fifth anniversary of the Issuance Date, or such later date to which such date has been extended pursuant to Paragraph 19 hereof (the "Maturity Date"), the Company shall cause the shares of Preferred Stock then outstanding to be automatically converted into that number of fully paid, validly issued and nonassessable shares of Common Stock determined in accordance with the terms of this Certificate of Designations by application of the then applicable Conversion Rate.

(b) The Company shall give the Holders written notice of such conversion pursuant to Paragraph 9(a) not less than ten (10) days prior to the Maturity Date, and such written notice shall specify (i) the Maturity Date, and (ii) the place or places to which stock certificates representing the Preferred Stock are to be surrendered for conversion. Such conversion shall be effected as of the Maturity Date in accordance with and pursuant to the terms of this Certificate of Designations at the then applicable Conversion Rate and in accordance with the procedures set forth in Paragraph 6(b) of this Certificate of Designations; provided, however, that the Holder shall not be obligated to provide the Conversion Notice to the Company.

(c) Each certificate representing shares of Preferred Stock surrendered to the Company for conversion pursuant to this Paragraph 9 shall, on the Maturity Date and subject to issuance of the shares of Common Stock issuable upon conversion, be canceled and retired by the Company. Upon issuance of the shares of Common Stock issuable upon conversion of the Preferred Stock pursuant to this Paragraph 9, the shares of Preferred Stock formerly represented thereby shall be deemed to be canceled and shall no longer be considered to be issued and outstanding for any purpose, including without limitation, for purposes of accumulating dividends thereon.

(d) The Company shall use its best efforts to issue and deliver within three (3) business days after receipt by the Company of the stock certificate(s) evidencing the shares of Preferred Stock, or after receipt of the affidavit, agreement and indemnification described in Paragraph 20, to all Holders, or to their designee, a certificate for the number of shares of Common Stock to which each Holder shall be entitled hereunder or, if requested by the Holder, issue such shares in electronic format (i.e., DWAC), together with a certificate, certified by an appropriate officer of the Company, setting forth the calculation of the Conversion Rate. The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on the Maturity Date. The Maturity Date shall be deemed a "Holder Conversion Date" for purposes of the Preferred Stock.

      10. Stock Splits; Dividends; Adjustments; Reorganizations.

(a) Stock Splits and Combinations. The Company shall not effect any stock split, subdivision or combination with an effective date within thirty (30) trading days of the Maturity Date. If the Company at any time subdivides (by any stock split, subdivision or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Ceiling Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time combines (by combination, reverse stock split or otherwise) one or more of its outstanding shares of Common Stock into a smaller number of shares, the Ceiling Price in effect immediately prior to such combination will be proportionately increased.

(b) Certain Dividends and Distributions. The Company shall not make, or fix a record date for the determination of holders of Common Stock or other securities entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, with an effective date within thirty (30) trading days of the Maturity Date.

(c) Adjustment for Other Dividends and Distributions. In the event the Company at any time or from time to time after the Issuance Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company other than shares of Common Stock, then and in each such event, provision shall be made so that the Holders shall receive upon conversion of their shares of Preferred Stock pursuant to Paragraphs 6 and 9 hereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of such other securities of the Company to which a Holder on the relevant record or payment date, as applicable, of the number of shares of Common Stock so receivable upon conversion would have been entitled, plus any dividends or other distributions which would have been received with respect to such securities had such Holder thereafter, during the period from the date of such event to and including the Holder Conversion Date, retained such securities, subject to all other adjustments called for during such period under this Paragraph 10 with respect to the rights of the Holders. For purposes of this Paragraph 10(c), the number of shares of Common Stock so receivable upon conversion by the Holder shall be deemed to be that number which the Holder would have received upon conversion of the Preferred Stock if the Holder Conversion Date had been the day preceding the date upon which the Company announced the making of such dividend or other distribution.

(d) Adjustment of Conversion Period Conversion Price upon Issuance of Derivative Securities. Provided that the total Stated Value of the then outstanding shares of Preferred Stock is in excess of $2,800,000, if the Company in any manner issues or sells Derivative Securities at a conversion or exercise price which varies from time to time while such Derivative Securities are outstanding with the market price of the Common Stock (the formulation for such variable price being herein referred to as the "Changing Price") and such Changing Price is not calculated using the same formula used to calculate the Conversion Period Conversion Price in effect immediately prior to the time of such issue or sale, the Company shall provide written notice thereof via facsimile and overnight courier to each holder of the shares of Preferred Stock ("Changing Notice") on the date of issuance of such Derivative Securities. If the holders of shares of Preferred Stock representing at least two-thirds (2/3) of the shares of Preferred Stock then outstanding provide written notice via facsimile and overnight courier (the "Changing Price Election Notice") to the Company within five (5) business days of receiving a Changing Notice that such holders desire to replace the Conversion Period Conversion Price then in effect with the Changing Price described in such Changing Notice, then from and after the date of the Company's receipt of the Changing Price Election Notice the Conversion Period Conversion Price will automatically be replaced with the Changing Price (together with such modifications to this Certificate of Designations as may be required to give full effect to the substitution of the Changing Price for the Conversion Period Conversion Price). In the event that a holder delivers a Conversion Notice at any time after the Company's issuance of Derivative Securities with a Changing Price but before such holder's receipt of the Company's Changing Notice, then such holder shall have the option by written notice to the Company to rescind such Conversion Notice or to have the Conversion Price be equal to such Changing Price for the conversion effected by such Conversion Notice.

(e) Adjustment for Reclassification, Exchange and Substitution. In the event that at any time or from time to time after the Issuance Date, the Common Stock issuable upon the conversion of the Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or reorganization provided for elsewhere in this Paragraph 10 or a merger, consolidation or other business transaction provided for in Paragraph 5), then and in each such event each Holder shall thereafter have the right upon conversion to receive the kind and amount of shares of stock and other securities, cash and property receivable upon such recapitalization, reclassification or other change, by holders of the number of shares of Common Stock which the Holder of shares of Preferred Stock would have received had it converted such shares immediately prior to such recapitalization, reclassification or other change, at the Conversion Price then in effect (the kind, amount and price of such stock and other securities to be subject to adjustments as herein provided). Prior to the consummation of any recapitalization, reclassification or other change contemplated hereby, the Company will make appropriate provision (in form and substance satisfactory to the Holders of a majority of the Preferred Stock then outstanding) to ensure that each of the Holders of the Preferred Stock will thereafter have the right to acquire and receive in lieu of or in addition to (as the case may be) the shares of Common Stock otherwise acquirable and receivable upon the conversion of such Holder's Preferred Stock, such shares of stock, securities or assets that would have been issued or payable in such recapitalization, reclassification or other change with respect to or in exchange for the number of shares of Common Stock which would have been acquirable and receivable upon the conversion of such Holder's Preferred Stock had such recapitalization, reclassification or other change not taken place (without taking into account any limitations or restrictions on the timing or amount of conversions). In the event of such recapitalization, reclassification or other change, the formulae set forth herein for conversion and redemption shall be equitably adjusted to reflect such change in number of shares or, if shares of a new class of stock are issued, to reflect the market price of the class or classes of stock (applying the same factors used in determining the Conversion Price for shares of Common Stock) issued in connection with the above described events.

(f) Reorganization. If at any time or from time to time after the Issuance Date there is a capital reorganization of the Common Stock (other than a recapitalization, subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Paragraph 10) then, as a part of such reorganization, provisions shall be made so that the Holders shall thereafter be entitled to receive upon conversion of its shares of Preferred Stock the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled to receive had the holder of shares of Preferred Stock converted such shares immediately prior to such capital reorganization, at the Conversion Price then in effect. In any such case, appropriate adjustments shall be made in the application of the provisions of this Paragraph 10 with respect to the rights of the Holders after such capital reorganization to the extent that the provisions of this Paragraph 10 shall be applicable after that event and be as equivalent as may be practicable, including, by way of illustration and not limitation, by equitably adjusting the formulae set forth herein for conversion and redemption to reflect the market price of the securities or property (applying the same factors used in determining the Conversion Price for shares of Common Stock) issued in connection with the above described events.

(g) Certain Events. If any event occurs of the type contemplated by the provisions of this Paragraph 10 but not expressly provided for by such provisions, then the Company's Board of Directors will make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of the Preferred Stock; provided, however, that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Paragraph 10.

(h) Dispute. In the event of a dispute between a Holder and the Company with respect to any of the adjustments required pursuant to the provisions of this Paragraph 10, such Holder shall be entitled to receive the number of shares of Common Stock as to which no dispute exists and, within sixty (60) days of receipt of the Schedule of Computations (as defined below), to submit such dispute to the American Arbitration Association for resolution according to the then applicable rules thereof, which determination shall be final and binding on all parties. If it shall be determined that a Holder should have received additional shares of Common Stock or other securities upon such conversion (the "Undelivered Shares") then, within three (3) trading days of receipt of written notice of such determination, the Company shall issue to such Holder that number of additional shares of Common Stock or other securities as shall have a value, based upon the then Conversion Price for shares of Common Stock, as shall equal the Undelivered Shares times the Conversion Price for shares of Common Stock on the date of conversion. The cost of such proceeding shall be borne by the Company, except that the prevailing party, as determined by the arbitrator presiding over the arbitration, shall be entitled to recover reasonable attorney's fees, in addition to other costs and expenses and any other available remedy.

(i) Schedule of Computations. The Company shall provide written notice to the Holders of all adjustments pursuant to this Paragraph 10 shall be notified within three (3) trading days of the occurrence thereof and such notice shall be accompanied by a schedule setting forth a detailed calculation of such adjustments (the "Schedule of Computations"). If so requested by a Holder, the Company shall provide to such Holder within ten (10) business days of its request therefor a certificate of concurrence to the Schedule of Computations by the independent certified public accountants of the Company.

      11. Fractional Shares. No fractional shares of Common Stock or scrip representing fractional shares of Common Stock shall be issuable hereunder. The number of shares of Common Stock that are issuable upon any conversion shall be rounded up or down to the nearest whole share.

      12. Reservation of Stock; Conversion Default.

(a) Reservation Requirement. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock such number of shares of Common Stock as shall be necessary for the purpose of effecting the conversion of shares of Preferred Stock, which shares shall be free of preemptive rights, for the purpose of enabling the Company to satisfy any obligation to issue shares of its Common Stock, or other securities, upon conversion of all shares of Preferred Stock pursuant hereto. The Company shall initially reserve a number of shares of Common Stock equal to one and one-half times the number of shares necessary to satisfy its obligations on conversion of the Preferred Stock if all such shares were converted on the Issuance Date. Furthermore, additional provisions pertaining to the reservation of Common Stock set forth in Section 5.2 of the Subscription Agreement shall be applicable and are specifically incorporated by reference herein.

(b) Default. If the Company (i) notifies a Holder via facsimile or pursuant to a public disclosure, including, but not limited to a press release, that the Company cannot, or does not intend to, or (ii) fails to, issue shares of Common Stock registered for resale under the Registration Statement for any reason (a "Conversion Default"), including, without limitation, because the Company (x) does not have a sufficient number of shares of Common Stock or other securities authorized and available, (y) is otherwise prohibited by applicable law or by the rules and regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Company or its securities, including without limitation the Exchange Cap (as defined in Paragraph 16), from issuing all of the Common Stock which is to be issued to a Holder or (z) fails to effectuate a resale by a Holder because there is an insufficient number of shares covered by the Registration Statement, then the Company shall issue as many shares of Common Stock as it is able to issue in accordance with such Holder's Conversion Notice, and with respect to the unconverted shares of Preferred Stock, notify the Holder of such failure (a "Default Notice") which notice shall indicate (I) the reason why the Company is unable to fully satisfy such holder's Conversion Notice, (II) the number of shares of Preferred Stock which cannot be converted and (III) the applicable mandatory redemption price (as calculated pursuant to the terms below). Such Holder must within ten (10) business days of (i) receipt of such Default Notice or (ii) becoming aware of such Conversion Default, deliver written notice via facsimile to the Company ("Remedies Notice") of its election pursuant to this Paragraph 12.

(c) Each Holder pursuant to such Default Notice shall have the following options pursuant to this Paragraph 12(c), at its election: (i) the right to demand from the Company immediate redemption of its shares of Preferred Stock in cash at 125% of the Aggregate Value; (ii) if the Company's inability to fully convert Preferred Shares is pursuant to subparagraph (b)(ii)(z) above, require the Company to issue restricted shares of Common Stock in accordance with such Holder's Conversion Notice; or (iii) void its Conversion Notice and have returned the nonconverted shares of Preferred Stock that were to be converted pursuant to such Holder's Conversion Notice. Notwithstanding the foregoing, no Remedies Notice may be delivered by a Holder subsequent to receipt by such Holder of notice from the Company (sent by overnight or two-day courier with a copy sent by facsimile) of the availability of sufficient shares of Common Stock or other securities to perfect conversion (a "Post-Default Conversion") of all the Preferred Stock; provided that such rights as set forth herein and election as set forth in the Remedies Notice shall be reinstated if the Company shall thereafter fail to perfect such Post-Default Conversion by delivery of Common Stock certificates or certificates representing other securities in accordance with the applicable provisions hereof and payment of all accumulated and unpaid dividends in cash with respect thereto within five (5) days of delivery of the notice of Post-Default Conversion.

(d) In addition to the foregoing, upon a Conversion Default, the Holders shall have the right to receive a 2.0% reduction in the Conversion Price of the Preferred Stock (including shares of Preferred Stock for which a Conversion Notice has not yet been sent) for each thirty (30) day period (or part thereof) following a Conversion Default; provided, however, that if the Company's inability to fully convert shares of the Preferred Stock is pursuant to subparagraph (b)(ii)(y) above, the Company shall have sixty (60) days to cure such default prior to giving rise to the right of the Holder to exercise remedies pursuant to this Paragraph 12.

      13. Taxes. The Company shall pay any and all taxes attributable to the issuance and delivery of Common Stock or other securities upon conversion of the Preferred Stock.

      14. Voting Rights. The Holders shall have no voting rights, except as required by law, including but not limited to the Delaware General Corporation Law, and as expressly provided in this Certificate of Designations.

      15. Liquidation, Dissolution, Winding-Up. (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the Holders shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders (the "Preferred Funds"), before any amount shall be paid to the holders of any Common Stock or any Junior Securities, an amount per share of Preferred Stock equal to the Aggregate Value (the "Liquidation Value"); provided that, if the Preferred Funds are insufficient to pay the full amount due to the Holders and any holders of Parity Securities, then each Holder and each holder of Parity Securities shall receive a ratable percentage of the Preferred Funds in accordance with the respective amounts that would be payable in full to such holder as a liquidation preference, in accordance with their respective Certificate of Designation, Preferences and Rights.

(b) The purchase or redemption by the Company of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Company. Neither the consolidation or merger of the Company with or into any other person, nor the sale or transfer by the Company of less than substantially all of its assets, shall, for the purposes hereof, be deemed to be a liquidation, dissolution or winding up of the Company.

(c) No Holder shall be entitled to receive any amounts with respect thereto upon my liquidation, dissolution or winding up of the Company other than the amounts provided for herein.

      16. Limitation on Number of Conversion Shares. (a) The Company shall not be obligated to issue upon conversion of the shares of Preferred Stock, in the aggregate, more than a number of shares of Common Stock equal to 19.99% of the number of shares of Common Stock outstanding on the Issuance Date (such amount to be proportionately and equitably adjusted from time to time in the event of stock splits, stock dividends, combinations, reverse stock splits, reclassification, capital reorganization and similar events relating to the Common Stock) (the "Exchange Cap"), if issuance of a larger number of shares of Common Stock would constitute a breach of the Company's obligations under the rules or regulations of The Nasdaq SmallCap Market or any other principal securities exchange or market upon which the Common Stock is or becomes traded. The Exchange Cap shall be allocated among the Holders pro rata based on the total number of outstanding shares of Preferred Stock.

(b) Notwithstanding anything to the contrary contained herein, after giving effect to the issuance of Common Stock pursuant to each Conversion Notice, the total number of shares of Common Stock deemed beneficially owned by the Holder submitting such Conversion Notice (excluding shares that might otherwise be deemed beneficially owned by reason of the conversion right in the Preferred Stock owned by such Holder), together with all shares of Common Stock deemed beneficially owned by such Holder's "affiliates" as defined in Rule 144 of the Securities Act, shall not exceed 4.99% of the total issued and outstanding shares of the Common Stock.

      17. No Reissuance of Preferred Stock. No shares of Preferred Stock acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such Preferred Stock shall be retired.

      18. No Impairment. The Company shall not intentionally take any action which would impair the rights and privileges of the Preferred Stock set forth herein or the rights of the Holders thereof.

      19. Registration Suspension. In the event that at any time or from time to time any Registration Statement is suspended or trading in the Common Stock on the Nasdaq National Market is suspended for a period of time (excluding disruptions from business announcements that result in any halt(s) in trading of not more than one (1) day on each occasion) and other suspension of trading on such market in general (each, a "Blackout Period"), the Maturity Date hereunder shall be extended for a period equal to l.5 times the number of days in such Blackout Period. Furthermore, additional provisions pertaining to the suspension of effectiveness of such registration statement set forth in Section 5A of the Registration Rights Agreement shall be applicable in the event of a Blackout Period, and such provisions as specifically incorporated by reference herein.

      20. Replacement Certificate. In the event that any Holder notifies the Company that a stock certificate evidencing shares of Preferred Stock has been lost, stolen, destroyed or mutilated, the Company shall issue a replacement stock certificate evidencing the Preferred Stock identical in tenor and date (or if such certificate is being issued for shares not covered in a redemption or conversion, in the applicable tenor and date) to the original stock certificate evidencing the Preferred Stock, provided that the Holder executes and delivers to the Company an affidavit of lost stock certificate and an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such Preferred Stock stock certificate; provided, however, the Company shall not be obligated to re-issue replacement stock certificates if the Holder contemporaneously requests the Company to convert or redeem the full number of shares evidenced by such lost, stolen, destroyed or mutilated certificate.

      IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be duly executed by an officer thereunto duly authorized this 30th day of December, 1999.

      CENTURA SOFTWARE CORPORATION

      By: _______________________________

      Name:
      Title:

EXHIBIT 1

HOLDER REDEMPTION NOTICE

Reference is made to the Certificate of Designation, Preferences and Rights (the "Certificate of Designations") of Centura Software Corporation, a Delaware corporation (the "Company"). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to have the Company redeem the number of shares of Series A Cumulative Convertible Preferred Stock, par value $.01 per share (the ''Preferred Stock"), of the Company, indicated below by tendering the stock certificate(s) representing the share(s) of Preferred Stock specified below as of the date specified below.

Date of Redemption:

Number of shares of Preferred Stock to be redeemed:

Stock certificate no(s). of Preferred Stock to be redeemed:

Please confirm the following information:

Redemption Price:

The undersigned holder hereby represents, warrants and reaffirms to the Company, as of the date hereof, the accuracy of the representations and warranties made by it in Article 2 of the Subscription Agreement dated December 30, 1999 executed by the undersigned and accepted by the Company.

Please issue any check drawn on an account of the Company into which the Preferred Stock are being redeemed, and, if applicable, issue any shares of Preferred Stock, in the following name and to the following address:

Pay to:

Facsimile Number:

Authorization:
      By:
      Title:

Dated:

EXHIBIT 2

COMPANY REDEMPTION NOTICE

Reference is made to the Certificate of Designation, Preferences and Rights (the "Certificate of Designations") of Centura Software Corporation, a Delaware corporation (the "Company"). In accordance with and pursuant to the Certificate of Designations, the Company hereby elects to redeem the number of shares of Series A Cumulative Convertible Preferred Stock, par value $.01 per share (the ''Preferred Stock"), of the Company in accordance with the information set forth below. Please tender the stock certificate(s) representing the share(s) of Preferred Stock specified below as of the Redemption Date.

Date of Redemption:

Company Redemption Price:

CENTURA SOFTWARE CORPORATION

By:________________________________
      Name:
      Title:

Dated:

EXHIBIT 3

HOLDER CONVERSION NOTICE

Reference is made to the Certificate of Designation, Preferences and Rights (the "Certificate of Designations") of Centura Software Corporation, a Delaware corporation (the "Company"). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to have the Company convert the number of shares of Series A Cumulative Convertible Preferred Stock, par value $.01 per share (the "Preferred Stock"), of the Company, indicated below into shares of Common Stock, par value $0.01 per share (the "Common Stock"), of the Company, by tendering the stock certificate(s) representing the share(s) of Preferred Stock specified below as of the date specified below.

Date of Conversion:

Number of Preferred Stock to be redeemed:

Stock certificate no(s). of

Preferred Stock to be converted:

Please confirm the following information:

Redemption Price:

Please issue the Common Stock and, if applicable, any check drawn on an account of the Company into which the Preferred Stock are being converted in the following name and to the following address:

Issue to:

Facsimile Number:

Authorization:       By:
      Title:

Dated:

EXHIBIT 4

COMPANY ELECTION CONVERSION NOTICE

Reference is made to the Certificate of Designation, Preferences and Rights (the "Certificate of Designations") of Centura Software Corporation, a Delaware corporation (the "Company"). In accordance with and pursuant to the Certificate of Designations, the Company hereby elects to have the Holders convert the number of shares of Series A Cumulative Convertible Preferred Stock, par value $.01 per share (the "Preferred Stock"), of the Company, having an Aggregate Value indicated below into shares of Common Stock, par value $0.01 per share (the "Common Stock"), of the Company.

Aggregate Value of the Preferred Stock selected for conversion:

Company Election Conversion Period:

From: ______________________________

To: ______________________________

Company Election Conversion Period

Commencement Date: ______________________________

Holder's Pro Rata Conversion Amount: ______________________________

CENTURA SOFTWARE CORPORATION

By:____________________________

      Name:
      Title: